UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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May 23, 2021

Dear fellow shareholders,

During this proxy season, we have had the opportunity to meet with a variety of ExxonMobil shareholders to hear their viewpoints on key issues of importance. We have engaged on topics related to capital allocation, climate, and financial performance and on the Board’s expertise, judgment, and independence. We have greatly valued this interaction.

Throughout this process, we have been encouraged by the open dialogue, as we have worked to address the issues raised. In advance of our Annual Shareholders Meeting, we felt it was an opportune time to address all shareholders publicly, describe our commitments and ensure the Board’s positions are clear.

To meet the energy needs of a growing global economy, the world’s consumption of oil and natural gas is expected to increase by 15%, from 145 million barrels per day oil equivalent (MBDOE) in 2011 to an estimated 165 MBDOE this year, despite the unprecedented impacts of the pandemic. The benefits of this growth are clear. As energy consumption per capita grows, quality of life increases and social inequality declines. However, as growing markets continue to consume more energy, the potential impact on our climate is magnified. To reduce this risk, lower carbon solutions are critical. While ExxonMobil represents less than 3% of global production, we can play an important role in helping develop solutions to assist the transition to a lower-carbon future.

In this regard, we have worked to reduce emissions in our own operations including exceeding emission reduction goals set in 2018 and setting new reduction plans for 2025, which are projected to be consistent with the goals of the Paris Agreement. In addition, we announced plans for industry-leading greenhouse gas performance across our businesses by 2030. We are also advancing opportunities for further investments in key areas such as carbon capture and storage and hydrogen - areas aligned with our core capabilities and where we have a competitive advantage. These technologies are important for the most hard-to-decarbonize industries, which must be addressed to achieve society’s emission reduction goals and reduce the risks of climate change. We believe success in developing these technologies will be critical to both advancing society’s ambitions for a lower-carbon future and in delivering long-term shareholder value.

Exxon Mobil Corporation 5959 Las Colinas Boulevard Irving, Texas 75039

May 23, 2021

With respect to our management of climate risk, we released our first Energy & Carbon Summary (ECS) prior to our 2017 annual shareholder meeting, which described our approach in detail. Through shareholder feedback, we have evolved this document every year, including publishing Scope 3 emission data in 2021. Today it represents a broad reporting of how we both manage climate risk and advance solutions. We have heard from shareholders that increased transparency in this area is important. We look forward to continuing to engage with our shareholders on this topic and are committed to responding to their feedback.

A few years ago, we also accelerated our efforts to high grade our assets, investing in high return, low cost-of-supply projects that perform well in low-price environments. And we began work to streamline our organization to improve decision making and significantly reduce annual operating costs. The strategy we initiated in 2017 and executed in 2018-2019 will grow earnings and cash flow capacity establishing a strong foundation for balancing investments in advantaged projects, maintaining a strong balance sheet, and providing for a strong dividend. When the COVID-19 pandemic swept the globe, these actions allowed us to quickly adjust to the unprecedented conditions while protecting value. And today as the world begins to recover, the benefits of our strategy are being recognized by the market. In fact, our total shareholder return of more than 60% over the last 6 months has dramatically exceeded peers and the broader S&P 500.

We have also substantially evolved the composition of the Board, with six new directors added since 2017 and four in the past 18 months alone. Our Board has been fully engaged, questioning assumptions, advising management, and actively debating a range of challenges and opportunities. We are committed to this governance approach and value a strong and independent Board – one with the right skills, experience and perspectives. In the years ahead, we will continue our refreshment process. Over the next twelve months, we will work with the Board to secure two new directors, one with energy industry experience and one with climate experience.

We will also continue to improve our shareholder engagement practices. Shareholders will have seen, and should continue to expect, additional disclosures regarding strategy, investment priorities, the energy transition, and corporate governance. We will ensure that senior members of management with the right skills, experience, and perspectives engage with our shareholders. Moreover, we are committed to having our Board, in particular our Lead Director, engage more routinely with our shareholders year-round.

While there is still more to do, we are proud of the significant progress we have made to date. With our flexible plans, reduced costs, balanced capital allocation priorities and a strategy that delivers advantaged projects, including in our new Low Carbon Solutions business, we are positioned for success.

May 23, 2021

For nearly 140 years, ExxonMobil has been resilient and responsive to changes in global priorities. Our company supplied the essential fuels for national defense, developed specialty fuels for the jet and space age, helped secure American energy security, developed new technologies to reduce emissions, and engineered chemicals and plastics to support every aspect of modern life including healthcare, agriculture, transportation and more.

Today it is this Board’s priority to continue to harness our culture of science and innovation to grow shareholder value and contribute meaningfully to our collective ambitions for a lower-carbon future.

As Lead Director and Chairman, this is our commitment.

Best regards,

Ken Frazier	Darren Woods

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.